Exhibit 99.1

Omnicom Group Reports First Quarter 2018 Results

NEW YORK, April 17, 2018 - Omnicom Group Inc. (NYSE: OMC) today announced that its net income for the first quarter of 2018 increased $22.3 million, or 9.2%, to $264.1 million from $241.8 million in the first quarter of 2017. Diluted net income per common share for the first quarter of 2018 increased twelve cents, or 11.8%, to $1.14 per share versus $1.02 per share for the first quarter of 2017.

Omnicom’s worldwide revenue in the first quarter of 2018 increased 1.2% to $3,629.6 million from $3,587.4 million in the first quarter of 2017. The components of the change in revenue included an increase in revenue from the positive foreign exchange rate impact of 4.2%, a decrease in acquisition revenue, net of disposition revenue of 4.2% and an increase in revenue from organic growth of 2.4% when compared to the first quarter of 2017. In addition, on January 1, 2018 we adopted FASB Accounting Standards Codification Topic 606 "Revenue from Contracts with Customers" ("ASC 606"). We elected to adopt ASC 606 applying the modified retrospective method. The effect on revenue in the first quarter of 2018 from adopting ASC 606 when compared to the first quarter of 2017 was a decrease in revenue of $42.5 million, or 1.2%.

Across our regional markets, organic growth in the first quarter of 2018 as compared to the first quarter of 2017 was 3.1% for the United Kingdom, 9.7% in the Euro Markets and Other Europe, 7.3% in Asia Pacific and 3.1% in Latin America, while North America decreased 0.1% and the Middle East and Africa decreased 8.5%.

Organic growth in the first quarter of 2018 as compared to the first quarter of 2017 in our fundamental disciplines was as follows: Advertising increased 1.6%, CRM Consumer Experience increased 6.9%, CRM Execution & Support increased 1.2%, Public Relations increased 0.7% and Healthcare increased 2.7%.

Operating profit in the first quarter of 2018 increased $6.0 million, or 1.4%, to $421.7 million from $415.7 million in the first quarter of 2017. Our operating margin for the first quarter of 2018 of 11.6% was unchanged when compared to the first quarter of 2017. The effect on operating profit in the first quarter of 2018 from adopting ASC 606 when compared to the first quarter of 2017 was a decrease of $6.5 million.

Omnicom Group Inc.

For the first quarter of 2018, our income tax rate was 24.3% compared to 29.2% for the same period in 2017. The year over year difference in our effective tax rate primarily resulted from the enactment of the Tax Cuts and Jobs Act, which reduced the U.S. Federal statutory tax rate from 35% to 21%. In addition, income tax expense in the first quarter of 2018 was reduced by approximately $13 million, primarily as a result of the successful resolution of foreign tax claims during the quarter.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures in describing our performance. We use EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA margin (defined as EBITA divided by revenue) as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe they are useful measures for investors to evaluate the performance of our businesses. The financial tables at the end of this document reconcile the GAAP financial measure of net income to EBITA for the periods presented.

For the first quarter of 2018, EBITA increased $3.1 million, or 0.7%, to $449.2 million from $446.1 million in the first quarter of 2017. Our EBITA margin of 12.4% was unchanged when compared to the first quarter of 2017.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Definitions - Components of Revenue Change

We use certain terms in describing the components of the change in revenue above.

Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference

Omnicom Group Inc.

between the current period revenue in U.S. Dollars and the current period constant currency revenue.

Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth. Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through the disposition date. The acquisition revenue and disposition revenue amounts are netted in the presentation above.

Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth, excluding the impact of the adoption of ASC 606.

About Omnicom Group Inc.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

For a live webcast or a replay of our first quarter earnings conference call, go to http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

Contacts

Investor Relations:	Media:
Shub Mukherjee, 212-415-3011	Joanne Trout, 212-415-3669
shub.mukherjee@omnicomgroup.com	joanne.trout@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended March 31

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2018(a)	2017

Revenue	$3,629.6	$3,587.4
Operating Expenses:
Salary and service costs	2,712.8	2,688.4
Occupancy and other costs	320.3	302.0
Costs of services	3,033.1	2,990.4
Selling, general and administrative expenses	105.4	108.6
Depreciation and amortization	69.4	72.7
	3,207.9	3,171.7
Operating Profit	421.7	415.7
Interest Expense	62.3	59.3
Interest Income	15.4	13.9
Income Before Income Taxes	374.8	370.3
Income Tax Expense	90.9	108.0
Income From Equity Method Investments	0.8	0.1
Net Income	284.7	262.4
Net Income Attributed To Noncontrolling Interests	20.6	20.6
Net Income - Omnicom Group Inc.	264.1	241.8
Net income allocated to participating securities	—	(0.5)
Net income available for common shares	$264.1	$241.3

Net income per common share - Omnicom Group Inc.
Basic	$1.15	$1.03
Diluted	$1.14	$1.02

Weighted average shares (in millions)
Basic	230.2	234.6
Diluted	231.5	236.5

Dividend declared per common share	$0.60	$0.55

(a)	On January 1, 2018 we adopted FASB ASC Topic 606 “Revenue from Contracts with Customers” ("ASC 606"), using the cumulative effect method by recognizing the cumulative effect of initially applying ASC 606 as an adjustment to opening retained earnings at January 1, 2018, also referred to as the "modified retrospective method" of adoption. Under the modified retrospective method, we are not required to restate comparative financial information prior to the adoption of ASC 606 and, therefore, such information for the three months ended March 31, 2017 continues to be reported under ASC 605 "Revenue Recognition" ("ASC 605"). The adoption of ASC 606 did not materially impact our financial position. For the three months ended March 31, 2018, the adoption of ASC 606 reduced revenue by $42.5 million and operating profit by $6.5 million. The adoption of ASC 606 did not have a material impact on Net Income - Omnicom Group Inc. or Diluted net income per common share - Omnicom Group Inc. for the three months ended March 31, 2018. As required, a comparison of the current presentation under ASC 606 to the prior presentation under ASC 605 is provided below.

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Impact of the Adoption of ASC 606

Three Months Ended March 31

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2018 Reported under ASC 606	2018 Adjustments	2018 Excluding Impact of Adoption of ASC 606

Revenue	$3,629.6	$42.5	$3,672.1
Operating Expenses	3,207.9	36.0	3,243.9
Operating Profit	$421.7	$6.5	$428.2

The above table presents the U.S. GAAP financial measures of Revenue, Operating Expense and Operating Profit as reported, as well as the impact of the adoption of ASC 606 on these measures for the period presented. The impact of the adoption of ASC 606 on net income - Omnicom Group Inc. and diluted net income per share - Omnicom Group Inc. was not material.

Omnicom Group Inc.

Reconciliation of Non-GAAP Financial Measures

Three Months Ended March 31

(Unaudited)

(Dollars in Millions)

	2018	2017

Net Income - Omnicom Group Inc.	$264.1	$241.8
Net Income Attributed To Noncontrolling Interests	20.6	20.6
Net Income	284.7	262.4
Income From Equity Method Investments	0.8	0.1
Income Tax Expense	90.9	108.0
Income Before Income Taxes	374.8	370.3
Interest Income	15.4	13.9
Interest Expense	62.3	59.3
Operating Profit	421.7	415.7
Add back: Amortization of intangible assets	27.5	30.4
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$449.2	$446.1

Revenue	$3,629.6	$3,587.4
EBITA	$449.2	$446.1
EBITA Margin - %	12.4%	12.4%

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangibles) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe they are useful measures for investors to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.